Exhibit 10.21

May 9, 2014

Catherine C. Lee

4681 Dunham Way

San Diego, CA 92130

Dear Cathy:

We are pleased to extend to you an offer to join Senomyx, Inc. (the “Company”) as our Vice President, General Counsel and Corporate Secretary. The following terms apply and will constitute your employment agreement with the Company (the “Agreement”).

1.	Employment.

1.1     Term. The term of this Agreement shall begin on your first day of employment, currently scheduled for May 28, 2014, and shall continue until terminated in accordance with Section 4 herein.

1.2     Title. You shall have the title of Vice President, General Counsel and Corporate Secretary and shall report to the President and Chief Executive Officer of the Company. You shall serve in such other capacity or capacities as the Company may from time to time prescribe.

1.3     Duties. You shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of Vice President, General Counsel and Corporate Secretary, consistent with the bylaws of the Company. As a Company employee, you will be expected to comply with Company policies and acknowledge in writing that you have read the Company’s Employee Handbook. The Company’s Employee Handbook may be modified from time to time at the sole discretion of the Company.

1.4     Location. Unless otherwise agreed in writing, you shall perform services pursuant to this Agreement at the Company’s offices located in San Diego, California, or at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require you to travel temporarily to other locations in connection with the Company’s business.

2.	Loyal and Conscientious Performance; Noncompetition.

2.1     Loyalty. During your employment by the Company you shall devote your full business energies, interest, abilities and productive time to the proper and efficient performance of your duties under this Agreement.

Catherine C. Lee

May 9, 2014

2.2     Covenant not to Compete. Except with the prior written consent of the Company’s Board of Directors (the “Board”), you will not, while employed by the Company, or during any period during which you are receiving compensation or any other consideration from the Company, engage in competition with the Company and/or any of its affiliates, subsidiaries, or joint ventures currently existing or which shall be established during your employment by the Company (collectively, “Affiliates”) either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates.

2.3     Agreement not to Participate in Company’s Competitors. During your employment by the Company, you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by you, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

3.	Compensation.

3.1     Base Salary. The Company shall pay you a base salary of three hundred fifteen thousand dollars ($315,000) per year, less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with Company policy. Such base salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

3.2     Bonus. In addition to your base salary, you will be eligible to receive an annual discretionary bonus as determined by the Board. The target bonus payout will be equal to thirty-five percent (35%) of your then current base salary based upon your performance against specific milestones to be defined by the Company (pro-rated for 2014 based upon your actual employment start date).

3.3     Stock Options. You shall be granted, pursuant to the terms of the Company’s 2013 Equity Incentive Plan, (the “Plan”), an option to purchase up to eighty-five thousand (85,000) shares of the common stock of the Company (the “Option”). In accordance with the Company’s Stock Option Grant Policy, the Option shall be granted effective as of the first 15th of the month following your employment start date (the “Grant Date”). The Option shall be an incentive stock option to the extent permitted by applicable Federal income tax law. The exercise price of the Option will be equal to the fair market value of the common stock of the Company on the Grant Date (determined in accordance with the terms of the Plan). The Option will vest over four (4) years so long as you provide service to the company in accordance with the Plan, with twenty-five percent (25%) of the total shares subject to the Option vesting at the end of the one-year anniversary of the Grant Date and thereafter an additional 1/48th of the total shares subject to the Option vesting on each one-month anniversary of the one-year anniversary of the Grant Date. The Option will be governed by a separate Stock Option Agreement and the Plan.

Catherine C. Lee

May 9, 2014

3.4     Employment Taxes. All of your compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.5     Vacation; Benefits. You will be entitled to up to seventeen (17) days of Paid Time Off (“PTO”) per year. In addition, you shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in other benefits plans made available to the Company’s management employees.

4.	Termination.

4.1     Termination by the Company. You shall be an at-will employee. The Company may terminate your employment under this Agreement at any time and for any reason or for no reason, with or without cause. Subject to the terms of the Change in Control Agreement to be entered into on your employment start date between you and the Company (the “Change in Control Agreement”), if your employment shall be terminated by the Company, the Company shall pay the your base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to you under this Agreement.

4.2     Termination By You. As an at-will employee, you may resign your employment at any time. You agree to give the Company thirty (30) days advance written notice of any such resignation, delivered to the Chief Executive Officer of the Company. Subject to the terms of the Change in Control Agreement, upon such resignation, the Company shall pay you your base salary and accrued and unused vacation earned through the date upon which the Company, in its sole discretion, accepts such resignation, and you shall not be entitled to any other benefit or compensation and the Company shall have no further obligations to you under this Agreement.

4.3     Termination by Mutual Agreement of the Parties. Your employment pursuant to this Agreement may be terminated at any time upon mutual agreement, in writing. Any such termination of employment shall have the consequences specified in such writing.

4.4     Survival of Certain Provisions. Sections 2.2 and 5 shall survive the termination of this Agreement.

5.	Confidential And Proprietary Information; Nonsolicitation.

5.1     As a condition of employment you agree to execute and abide by the Company’s standard Proprietary Information and Inventions Agreement, attached hereto as Annex A.

Catherine C. Lee

May 9, 2014

5.2     While employed by the Company and for one (1) year thereafter, you agree that in order to protect the Company’s trade secrets and confidential and proprietary information from unauthorized use, you will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

6.	Assignment and Binding Effect.

This Agreement shall be binding upon and inure to the benefit of you and your heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of your duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by you. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

7.	Choice of Law.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

8.	Integration.

This Agreement, including Annex A and the Change in Control Agreement, contains the complete, final and exclusive agreement of the parties hereto relating to the terms and conditions of your employment and the termination of your employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the parties hereto. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement attached as Annex A hereto, the Proprietary Information and Inventions Agreement controls.

9.	Amendment.

This Agreement cannot be amended or modified except by a written agreement signed by you and the Chairman of the Board of the Company.

10.	Waiver.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party hereto against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11.	Severability.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the parties hereto with respect to the invalid or unenforceable term or provision.

Catherine C. Lee

May 9, 2014

12.	Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but you have been encouraged to consult with, and have consulted with, your own independent counsel and tax advisors with respect to the terms of this Agreement. The parties hereto acknowledge that each party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.	Representations and Warranties.

You represent and warrant that you are not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that your execution and performance of this Agreement will not violate or breach any other agreements between you and any other person or entity.

14.	Counterparts.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

15.	Litigation Costs.

Should any claim be commenced between the parties hereto or their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation to this Agreement, the party hereto prevailing in such action shall be entitled, in addition to such other relief as may be granted to a reasonable sum as and for that party’s attorney’s fees in such action.

16.	Eligibility.

As required by law, this offer and Agreement is subject to satisfactory proof of your right to work in the United States.

If you accept employment on the terms described above, please sign and date this letter in the space provided below and return it to me no later than May 12, 2014. After such date this offer shall lapse.

We look forward to your favorable reply and to a productive and enjoyable working relationship.

Catherine C. Lee

May 9, 2014

Sincerely,

Senomyx, Inc.

By:	/s/ John Poyhonen

Name: John Poyhonen

Title: President and Chief Executive Officer

Agreed and Accepted:

/s/ Catherine C. Lee

Catherine C. Lee

Dated:

EXHIBIT A

Senomyx, Inc.

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by Senomyx, Inc. (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.     Nondisclosure

1.1     Recognition of Company's Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2     Proprietary Information. The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3     Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4     No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.	Assignment of Inventions.

2.1     Proprietary Rights. The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

1.

2.2     Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit 1 (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit 1 but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit 1 for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

2.3     Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "Company Inventions."

2.4     Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "Section 2870"). I have reviewed the notification on Exhibit 2 (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5     Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6     Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7     Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8     Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

2.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.     Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.     Additional Activities. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company.

5.     No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.     Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

7.     Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.     Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.     Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.	General Provisions.

10.1     Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2     Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

3.

10.3     Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4     Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5     Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

10.6     Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7     Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely: May 28, 2014.

I have read this Agreement carefully and understand its terms. I have completely filled out Exhibit 1 to this Agreement.

Dated:

(Signature)

(Printed Name)

Accepted and Agreed To:

Senomyx, Inc.

By:

Title: President & CEO

4767 Nexus Centre Dr.

San Diego, CA 92121

Dated:

4.

Exhibit 1

TO:	Senomyx, Inc.

FROM:

DATE:

SUBJECT:	Previous Inventions

1.     Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Senomyx, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2.     Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

5.

Exhibit 2

LIMITED EXCLUSION NOTIFICATION

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

1.	Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;

2.     Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I acknowledge receipt of a copy of this notification.

By:
(Printed Name of Employee)

Date:

Witnessed by:

(Printed Name of Representative)

 6.